NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy'sThird Quarter Adjusted EBITDA Declines by $338,000

Spartanburg, South Carolina, October 21, 2013...Synalloy Corporation (Nasdaq:SYNL), a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe, fiberglass and steel storage tanks, specialty chemicals and fabrication of stainless and carbon steel piping systems, announces that the third quarter of 2013 produced net sales of $54,397,000, up 8% compared to net sales of $50,271,000 for the third quarter of 2012. Net income for the third quarter of 2013 was $1,461,000 or $0.23 per share, up 73% over net earnings of $843,000, or $0.13 per share for the same quarter in the prior year. For the first nine months, net sales for 2013 were $168,506,000, an increase of 17% from $144,521,000 for the same period in the prior year. Net income was $4,840,000 or $0.75 per share for the first nine months of 2013, up 48% over net income of $3,270,000, or $0.51 per share for the first nine months of 2012. In September 2013, the Company recorded a bargain purchase gain of approximately $1,077,000, net of taxes, which resulted from its acquisition of Color Resources, LLC.
The Company evaluates its financial performance by eliminating all non-recurring, non-operational items from Net Income and Earnings per share. Adjusted Net Income, a non-GAAP financial measure, represents reported income before taxes and eliminates the effect of inventory loss from change in nickel prices, lower of cost or market adjustment, acquisition costs, bargain purchase gain on CRI acquisition and retention expense. In addition, recurring operating expenses that are in one period but not in the other are adjusted. Finally a fixed 34% effective tax rate is applied to all periods to eliminate any income tax effect on operating results. The Company utilizes these non-GAAP measurements to present a more meaningful picture of core operations. Adjusted Net Income for the third quarter of 2013 was $1,308,000, or $0.20 per share, which represented a decrease of $600,000 or 31% from $1,908,000, or $0.30 per share, respectively, for the third quarter of 2012. For the first nine months of 2013, Adjusted Net Income was $5,759,000, or $0.89 per share, compared to $5,827,000, or $0.91 per share, for the same period of the prior year. Approximately $0.08 per share of the shortfall for the third quarter and first nine months of 2013 compared to 2012 resulted from the Palmer inventory write down, the Synalloy Fabrication claim reserve and the cost of sending welders to Crossett for a month. The balance of the shortfall was due to under performance at BRISMET. Palmer, Synalloy Fabrication and Manufacturers Chemicals exceeded the prior year for the third quarter and first nine months of 2013. As a result of the factors listed below in the Metal Segment section, BRISMET showed Adjusted Net Income below the prior year by $1,312,000 for the third quarter of 2013 and $4,358,000 for the first nine months of 2013.
Earnings before interest, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory loss from change in nickel prices, lower of cost or market inventory adjustment, acquisition costs, bargain purchase gain and retention expense ("Adjusted EBITDA"), a non-GAAP financial measure, was $3,814,000 in the third quarter of 2013, or $0.59 per share. This was a decrease of 8% compared to the third quarter of 2012 when Adjusted EBITDA was $4,152,000, or $0.65 per share. For the first nine months of 2013, Adjusted EBITDA was $13,148,000 or $2.04 per share compared with $11,592,000 or $1.81 per share for 2012, which represents a year-over-year increase of 13%.
Metals Segment
Sales during the third quarter of 2013 totaled $40,348,000, an increase of 13% from $35,580,000 for the same quarter last year. Operating income was $477,000 and $1,282,000 for the third quarters of 2013 and 2012, respectively, a decrease of $805,000 or 63%. The Company purchased 100% of the common stock of Palmer of Texas ("Palmer") on August 21, 2012. Excluding Palmer's sales results, sales for the third quarter 2013 would have been 2% lower than the prior year. The sales decrease resulted from a 3% decrease in average selling prices partially offset by a 1% increase in average unit volumes. In the third quarter, the Segment experienced commodity unit volumes decreasing 1% while non-commodity unit volume increased 5%. Selling prices for commodity pipe decreased approximately 15% while selling prices for non-commodity pipe increased approximately 2%. Shipments of carbon steel pipe associated with the Bechtel nuclear plant remained strong in the third quarter of 2013. The Company classifies carbon steel pipe sales as non-commodity. Shipments of stainless steel pipe in the third quarter of 2013 continued to be constrained as distributors continued to monitor nickel prices and kept their large re-stocking buys on hold, as surcharges decreased each month. The Segment remains focused on international sales efforts which show year-over-year growth. Special alloy inquiries, bookings and backlog have remained strong in the third quarter of 2013. Fabrication bookings and sales have improved covering the full range of markets for pipe fabrication with power, chemicals, petro-chemicals and mining showing considerable improvement.

Sales for the first nine months of 2013 were $126,876,000 and operating income was $4,440,000, up 19% and 3%, respectively, from last year's totals of $106,234,000 and $4,314,000, respectively. Excluding Palmer's sales for the first nine months of 2013, sales for the Metals Segment for 2013 would have been 1% lower than the same period of 2012 which resulted from lower unit volumes.
Operating income, which decreased $805,000 for the third quarter of 2013 when compared to the same quarter of 2012 and increased $126,000 for the first nine months of 2013 when compared to the same period of the prior year, was impacted by the following factors:

a)
Palmer was acquired August 21, 2012. Its third quarter and first nine months results were included in the 2013 Metals Segment results while only six weeks of Palmer's results were included in the same periods of the prior year. Adjusting its third quarter 2013 earnings for an unfavorable physical inventory adjustment and the accelerated customer list amortization as described in the following paragraph, Palmer's operating income for the third quarter of 2013 would have been up by approximately 4% over the prior year after extrapolating their 2012 six weeks actual results to a full quarter.

b)
Associated with the acquisition of Palmer, an intangible asset of $9,000,000 was recorded for the customer base acquired by the Company. This asset is amortized on an accelerated basis which resulted in an amortization charge of $383,000 in the third quarter and $1,147,000 for the first nine months of 2013.

c)
Margins were affected in the third quarter and first nine months of 2013 by foreign imports. Stainless steel pipe received from Malaysia, Vietnam and Thailand was entering the country at significantly reduced prices. This factor forced the Segment to reduce prices accordingly to retain market share. On May 16, 2013, BRISMET, along with several other domestic manufacturers of stainless steel pipe, filed an antidumping petition with the U.S. Department of Commerce and the U.S. International Trade Commission alleging that welded stainless steel pipe imported from Malaysia, Vietnam and Thailand were being dumped in the U.S. market. On June 28, 2013, the USITC determined there was a reasonable indication that a U.S. industry was materially injured by reason of imports from these three countries. All six commissioners of the USITC hearing the petition voted in favor of the petitioners in the affirmative. Preliminary anti-dumping duty determinations are due in October, 2013 and final determinations are due by mid-2014. If there is an affirmative determination, duty deposits would be required no later than the preliminary ruling date and could be retroactive 90 days earlier if the situation is merited. In July 2013, Malaysia substantially increased their imports into the U.S. market, most likely in response to the ruling from the USITC. In the past, this type of behavior has resulted in the USITC opting for retroactive duties. This dumping activity had a significant effect on our pipe sales in the third quarter. Sales of 12" and under diameter pipe during the third quarter of 2013 was down 8% from the same quarter last year, resulting in weak overhead absorption at our BRISMET unit. Price increases were put in effect during late August and early September of 2013, but the effect of these increases will not be fully realized until the fourth quarter of 2013.

d)
Profits at BRISMET were negatively impacted by weak special alloy sales, with pounds and sales down 25% and 31% respectively from the third quarter of last year. While bookings and inquiries for special alloy products have remained strong, the ramping up on deliveries for the Bechtel project created some delays in shipments of stainless steel pipe, particularly the special alloy pipe needing to be x-rayed.

e)
Declining nickel prices resulted in inventory losses in the third quarter of this year of approximately $1,133,000 compared to an inventory loss of approximately $1,286,000 in the third quarter of 2012. For the first nine months of 2013 and 2012, inventory losses were approximately $2,522,000 and $3,495,000, respectively.

f)
Profitability for our fabrication units were unfavorably affected in the third quarter of 2013 by a $240,000 claim reserve and additional costs associated with sending 18 production personnel to Ram-Fab to work on a portion of a job that required union labor, which also lowered output at BristolFab by their absence. With the strong increase in fabrication backlog during the quarter, the pre-production process such as the development and approval of all sketches is being completed and production should begin during early fourth quarter.

Demand for manufactured pipe remains relatively strong, and the fabrication unit continues to see an improvement in quote requests and orders. See the Outlook Section for further discussion.
Specialty Chemicals Segment
Sales for the Specialty Chemicals Segment in the third quarter of 2013 were $14,049,000, which represented a 4% decrease from $14,691,000 for the same quarter of 2012. Overall selling prices decreased 4% in the third quarter when compared to 2012 due in part to a significant increase in usage of a lower cost raw material that is reflected in the selling price. Operating income for the third quarter of 2013 and 2012 was $1,576,000 and $1,536,000, respectively, an increase of 3%. Sales and operating income levels in the third quarter of 2013 were relatively flat with the prior year as we surpassed the one-year anniversary of obtaining additional Ashland defoamer products.

On August 26, 2013, CRI Tolling, LLC ("CRI Tolling"), a wholly-owned subsidiary of Synalloy, completed the purchase of substantially all of the assets and assumed certain operating liabilities of Color Resources, LLC ("CRI"). Located in Fountain Inn, South Carolina, CRI Tolling will continue CRI's business as that of a toll manufacturer that provides outside manufacturing resources to global and regional chemical companies. The assets purchased from CRI included equipment and certain other assets and approximately $387,000 worth of inventory and accounts receivables, net of assumed payables. The total purchase price was $1,100,000. The Company acquired the building and land where CRI operates in a separate transaction on August 9, 2013 for approximately $3,500,000. The Company viewed both the building and operating assets of CRI together as one business, capable of providing a return to ownership by expanding the Segments' production capacity. Accordingly, the acquisition meets the definition of a business and the transaction is structured in a way it that meets the definition of a business combination.
Due to severe financial difficulties CRI was experiencing prior to our acquisition, the Company was able to purchase the land, building and equipment at below market value. As a result of the favorable purchase price, the Company recorded a bargain purchase gain on this transaction in the third quarter of 2013 of $1,077,000, net of deferred taxes. The Company funded the acquisition of CRI through a new term loan with the Company's bank, Branch Banking and Trust Company ("BB&T"), plus an increase in its line of credit.
CRI Tolling had a small positive impact on profitability during September, its first month after acquisition. The Specialty Chemicals Segment continues to focus on changing the product mix to higher-priced/higher-margin products and controlling operating and support costs. The focus at CRI Tolling will be to streamline processes and improve production capabilities.
Specialty Chemicals Segment sales for the first nine months of 2013 were $41,630,000, up $3,343,000 or 9% from $38,287,000 for the same period of 2012. Operating income for the first nine months of 2013 for the Specialty Chemicals Segment was $4,466,000 compared to $3,741,000 for the first nine months of 2012, an increase of 19%. The additional Ashland defoamer sales which began in the third quarter of 2012 contributed to the nine-month increase in operating results for this segment.
Other Items
Unallocated corporate expenses for the third quarter of 2013 were $801,000 (1.5% of sales) compared to $722,000 (1.4% of sales) for the third quarter of 2012. This expense category was $2,476,000 (1.5% of sales) and $2,288,000 (1.6% of sales) for the first nine months of 2013 compared to 2012, respectively. Additional costs were incurred in 2013 as the Company strengthened its IT support team (wages and travel), improved its reporting software functionality, costs associated with the follow-on stock offering, recorded additional stock option compensation expense and incurred additional 2013 professional fees associated with the Palmer acquisition. These increased costs were partially offset by lower incentive based bonuses in 2013.
Acquisition related costs during 2013 reflect the accumulation of one-time expenses associated with the acquisition of CRI. For 2012, this category reflects costs associated with our Palmer acquisition.
Interest expense for the third quarter of 2013 was $347,000 compared $153,000 for the third quarter of 2012. Interest expense increased $723,000 to $953,000 for the first nine months of 2013 compared to $230,000 for the same period of 2012. Higher interest expense resulted from the additional borrowings associated with the purchase of CRI in September 2013 and Palmer in August 2012.
In connection with the acquisition of CRI, on August 9, 2013 the Company amended its credit agreement with BB&T for a new ten-year term loan in the amount of $4,033,000, with monthly principal payments customized to account for the 20 year amortization of the real estate assets combined with a 5-year amortization of the equipment assets purchased. In conjunction with the new term loan, to mitigate the variability of interest rate risk, the Company entered into an interest rate swap contract on September 3, 2013 with BB&T. The interest rate swap is for an initial notional amount of $4,033,250 with a fixed interest rate of 4.83% and runs for ten years to August 19, 2023, which equates to the due date of the term loan. The notional amount of the interest rate swap decreases as monthly principal payments are made.
Also, as a result of changes in interest rates, the changes in the fair value of the interest rate swap contract increased unallocated expenses for the third quarter of 2013 by $106,000 but decreased unallocated expenses by $527,000 for the first nine months of 2013.
Other income of $135,000 for the first nine months of 2012 was on account of life insurance proceeds received in excess of its cash surrender value for a former officer of the Company.
As noted in the Specialty Chemicals Segment section, the Company realized a $1,077,000 bargain purchase gain net of deferred taxes from the acquisition of CRI in the third quarter of 2013. The gain resulted primarily from the fair value of land, building and equipment exceeding the cost paid for these assets. The total amount of the gain was approximately $1,678,000. The Company reduced this amount by approximately $601,000 to establish a deferred tax liability to provide for future book to tax depreciation differences. The net bargain purchase gain of $1,077,000 is not taxable for federal or state purposes and was removed from the

2013 third quarter and year-to-date tax provision. This resulted in an effective tax rate for the third quarter and first nine months of 2013 of 15% and 30%, respectively.
The Company's cash balance decreased $1,045,000 during the first nine months of 2013 from $1,085,000 at the end of 2012 to $40,000 as of September 28, 2013. Net accounts receivable increased $5,690,000 at September 28, 2013 when compared to the prior year end. The increase was entirely in the Metals Segment and resulted from an 18% sales increase for BRISMET and Palmer for August and September 2013 compared to November and December of 2012. Net inventories increased $9,372,000 as of the end of the third quarter 2013 compared to the end of 2012 entirely in the Metals Segment in support of the Bechtel nuclear project and projected pipe and fabrication sales increases. The Company generated cash during the first nine months of 2013 as accounts payable increased $7,942,000 as of the end of the third quarter of 2013. Accrued expenses decreased or used $3,004,000 of cash as the 2012 management incentive bonuses were paid in February 2013 and some of the cash deposits received from our customers were utilized to offset their product shipments during the first nine months of 2013. Capital expenditures for the first nine months of 2013 were $4,555,000 and the cash paid for the acquisition of CRI in August of 2013 was $4,528,000. These items contributed to the Company borrowing $8,662,000, net, during the first nine months of 2013, resulting in $48,529,000 of bank debt outstanding as of September 28, 2013.
On September 30, 2013, the Company closed on an underwritten public offering of 2,000,000 shares of its common stock at $15.75 per share. The underwriters also exercised their option to purchase and close upon an additional 300,000 shares of common stock at $15.75 per share. The Company received net proceeds, after underwriting discounts and estimated expenses, of approximately $34,200,000. The Company intends to use the net proceeds from the offering to invest approximately $3,500,000 in new equipment for the CRI Tolling facility, to invest approximately $2,000,000 in new equipment for its fabrication facilities and for general corporate purposes. In addition, the Company's line of credit was paid off on October 1, 2013.
Outlook
The Metals Segment's business is highly dependent on its customers' capital expenditures. We are seeing improvements in this area with increased quoting activity, new project startups and "on hold" projects being released for completion. The Bechtel nuclear job was strong in the first nine months of 2013 with the project being completed in the fourth quarter of 2013. The Metals Segment is experiencing a strong level of inquiries, especially from the chemical and energy industries. Profit margins on the new project activity are improving. As the illegal dumping case is settled and duties assigned, profitability from our pipe production facility should return to 2012 levels. Stainless steel surcharges, which affect our cost of raw materials, declined steadily from March to September 2012 (in the range of 26%). In the fourth quarter 2012, they were basically steady. For the first quarter of 2013, they increased in the range of 10%, but have declined 15% from April to the end of September. In the third quarter of 2013, surcharges were basically flat as nickel prices hovered around $6.20 per pound. The low nickel prices continue to hold back sales as distributors are waiting for the prices to begin to increase before placing large restocking orders. Our inventory gains and losses are determined by a number of factors including sales mix and the holding period of particular products. As a consequence, there may not be a direct correlation between the direction of stainless steel surcharges and inventory profits or losses at a particular point in time. Our experience has been that over the course of a business cycle, this volatility has tended towards zero. We believe we are the largest and most capable domestic producer of non-commodity stainless steel pipe and an effective producer of commodity stainless steel pipe which should serve us well in the long run. Our market position remains strong in the commodity pipe market and we are experiencing an upswing in special alloy demand. International quoting activity for our stainless steel pipe remains strong, especially for Canadian oil sands projects. Quoting activity has increased in Europe, Middle East and Asia which is a result of our marketing development strategies. We also are pleased and continue to be optimistic about the profitability of the fabrication business over the long term. Management anticipates continued strong sales of fiberglass and steel tanks as the oil drilling expansion continues in the Permian Basin and Eagle Ford Shale areas of Texas. During the remainder of 2013 and into 2014, we will continue to focus on gaining production efficiencies and eliminating bottlenecks at Palmer to increase tank production.
The pipe fabrication backlog has increased in 2013 as the volume of quote activity has strengthened with many projects utilizing special alloy pipe. Approximately 62% of fabrication's current backlog comes from chemical projects, approximately 20% is from water/wastewater projects and approximately 14% from energy projects. Total fabrication backlog was $61,732,000 at September 28, 2013, $19,254,000 at December 29, 2012 and $19,566,000 at September 29, 2012. Shipments for these projects are beginning to ramp up and the Company is increasing resources to meet the current and projected growth.
Specialty Chemicals Segment's sales are expected to continue to show improvement into the fourth quarter of 2013 when compared to the prior year. Sales of the defoamer product line for applications in the water and paint industries ramped up in the third quarter of 2012 and therefore the large year-over-year sales increases that the Segment experienced over the past several quarters will tighten. The Company still expects sales levels to continue to improve throughout the remainder of 2013 as the result of aggressive product pricing, increased growth in sales to direct customers and identifying new sales opportunities for product offerings that have available production capacity. The Specialty Chemicals Segments' project pipeline is heavily weighted with oil and gas opportunities attained through new growth market penetration efforts. We expect to see an impact from these projects in the fourth quarter of 2013 and should continue into 2014. Management expects operating margins to hold steady at current levels in spite of the anticipation of raw material price increases over the next quarter.
For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.
Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in Synalloy Corporation's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Statements included in this earnings release include non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net Income and Adjusted Net Income per Share are non-GAAP measures and excludes inventory gain/(loss) due to change in nickel prices, lower of cost or market adjustment, acquisition costs and the gain on the bargain purchase of CRI from net income. They also utilize a constant effective tax rate to reflect tax neutral results.
Adjusted EBITDA is a non-GAAP measure and excludes interest, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory gain/(loss) due to change in nickel prices, lower of cost or market adjustment, acquisition costs and the gain on the bargain purchase of CRI from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.

Contact: Rick Sieradzki at (864) 596-1558

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sep 28, 2013	Sep 29, 2012	Sep 28, 2013	Sep 29, 2012
(unaudited)

Net sales
Metals Segment	$40,348,000	$35,580,000	$126,876,000	$106,234,000
Specialty Chemicals Segment	14,049,000	14,691,000	41,630,000	38,287,000
	$54,397,000	$50,271,000	$168,506,000	$144,521,000
Operating income
Metals Segment	$477,000	$1,282,000	$4,440,000	$4,314,000
Specialty Chemicals Segment	1,576,000	1,536,000	4,466,000	3,741,000
	2,053,000	2,818,000	8,906,000	8,055,000
Unallocated expenses
Corporate	801,000	722,000	2,476,000	2,288,000
Acquisition related costs	152,000	600,000	203,000	629,000
Interest expense	347,000	153,000	953,000	230,000
Change in fair value of interest rate swap	106,000	176,000	(527,000)	176,000
Gain on bargain purchase, net of taxes	(1,077,000)	—	(1,077,000)	—
Other income	—	—	—	(135,000)

Income before income taxes	1,724,000	1,167,000	6,878,000	4,867,000
Provision for income taxes	263,000	324,000	2,038,000	1,597,000

Net income	$1,461,000	$843,000	$4,840,000	$3,270,000

Net income per common share
Basic	$0.23	$0.13	$0.76	$0.52
Diluted	$0.23	$0.13	$0.75	$0.51

Average shares outstanding
Basic	6,383,000	6,345,000	6,375,000	6,339,000
Diluted	6,444,000	6,398,000	6,435,000	6,391,000

Other data:
Adjusted EBITDA (1)	$3,814,000	$4,152,000	$13,148,000	$11,592,000
Backlog - Fabrication	$61,732,000	$19,566,000

(1) The term Adjusted EBITDA (earnings before interest, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory gain/(loss) due to change in nickel prices, lower of cost or market adjustment, acquisition costs and bargain purchase gain) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown on next page.

Reconciliation of Net Income to Adjusted EBITDA
	THREE MONTHS ENDED		NINE MONTHS ENDED
(unaudited)	Sep 28, 2013	Sep 29, 2012	Sep 28, 2013	Sep 29, 2012

Consolidated
Net income	$1,461,000	$843,000	$4,840,000	$3,270,000
Adjustments:
Interest expense	385,000	153,000	1,077,000	230,000
Change in fair value of interest rate swap	106,000	176,000	(527,000)	176,000
Income taxes	263,000	324,000	2,038,000	1,597,000
Depreciation	947,000	736,000	2,682,000	2,149,000
Amortization	394,000	9,000	1,190,000	21,000
Inventory loss from change in nickel prices	1,424,000	1,023,000	2,631,000	3,045,000
Lower of cost or market adjustment	(291,000)	263,000	(109,000)	450,000
Acquisition costs	152,000	600,000	203,000	629,000
Bargain purchase gain on CRI acquisition	(1,077,000)	—	(1,077,000)	—
Retention expense	50,000	25,000	200,000	25,000

Adjusted EBITDA	$3,814,000	$4,152,000	$13,148,000	$11,592,000
% sales	7.0%	8.3%	7.8%	8.0%
Adjusted EBITDA per share, diluted	$0.59	$0.65	$2.04	$1.81

Metals Segment
Net income	$477,000	$1,282,000	$4,440,000	$4,314,000
Income taxes	—	—	—
Interest expense	38,000	—	124,000	—
Change in fair value of interest rate swap	—	—	—	—
Depreciation expense	726,000	607,000	2,111,000	1,733,000
Amortization expense	383,000	—	1,147,000	—
Inventory loss from change in nickel prices	1,424,000	1,023,000	2,631,000	3,045,000
Lower of cost or market adjustment	(291,000)	263,000	(109,000)	450,000
Acquisition costs	—	—	—	—
Bargain purchase gain on CRI acquisition	—	—	—	—
Retention expense	50,000	25,000	200,000	25,000

Metals Segment Adjusted EBITDA	$2,807,000	$3,200,000	$10,544,000	$9,567,000
% segment sales	7.0%	9.0%	8.3%	9.0%

Specialty Chemicals Segment
Net income	$1,576,000	$1,536,000	$4,466,000	$3,741,000
Adjustments:
Income taxes	—	—	—	—
Interest expense	—	—	—	—
Change in fair value of interest rate swap	—	—	—	—
Depreciation expense	178,000	94,000	442,000	303,000
Amortization expense	—	—	8,000	—
Inventory loss from change in nickel prices	—	—	—	—
Lower of cost or market adjustment	—	—	—	—
Acquisition costs	—	—	—	—
Bargain purchase gain on CRI acquisition	—	—	—	—
Retention expense	—	—	—	—

Specialty Chemicals Adjusted EBITDA	$1,754,000	$1,630,000	$4,916,000	$4,044,000
% segment sales	12.5%	11.1%	11.8%	10.6%

Reconciliation of Net Income and Earnings Per Share to
Adjusted Net Income and Adjusted Earnings per Share

	THREE MONTHS ENDED		NINE MONTHS ENDED
(unaudited)	Sep 28, 2013	Sep 29, 2012	Sep 28, 2013	Sep 29, 2012

Income before taxes, as reported	$1,724,000	$1,167,000	$6,878,000	$4,867,000

Adjustments:
Inventory loss from change in nickel prices	1,424,000	1,023,000	2,631,000	3,045,000
Lower of cost or market adjustment	(291,000)	263,000	(109,000)	450,000
Acquisition costs	152,000	600,000	203,000	629,000
Bargain purchase gain on CRI acquisition	(1,077,000)	—	(1,077,000)	—
Retention expense	50,000	25,000	200,000	25,000
Customer list intangible amortization (1)	—	(187,000)	—	(187,000)

Adjusted income before income taxes	1,982,000	2,891,000	8,726,000	8,829,000

Provision for income taxes at 34%	674,000	983,000	2,967,000	3,002,000

Adjusted net income	$1,308,000	$1,908,000	$5,759,000	$5,827,000

Average shares outstanding, as reported
Basic	6,383,000	6,345,000	6,375,000	6,339,000
Diluted	6,444,000	6,398,000	6,435,000	6,391,000

Adjusted net income per common share
Basic	$0.20	$0.30	$0.90	$0.92
Diluted	$0.20	$0.30	$0.89	$0.91

Condensed Consolidated Balance Sheets
	Sep 28, 2013	Dec 29, 2012
	(unaudited)
Assets
Cash	$40,000	$1,085,000
Accounts receivable, net	36,868,000	31,178,000
Inventories	59,535,000	50,163,000
Sundry current assets	7,486,000	8,496,000
Total current assets	103,929,000	90,922,000
Property, plant and equipment, net	35,551,000	28,035,000
Goodwill	18,253,000	18,253,000
Intangible asset, net	7,313,000	8,460,000
Other assets	3,074,000	2,837,000

Total assets	$168,120,000	$148,507,000

Liabilities and Shareholders' Equity
Accounts payable	$18,466,000	$10,524,000
Accrued expenses	6,701,000	9,705,000
Current portion of long-term debt	2,534,000	2,274,000
Current portion of contingent consideration	2,500,000	2,500,000
Total current liabilities	30,201,000	25,003,000
Long-term debt	45,995,000	37,593,000
Long-term contingent consideration	5,832,000	5,709,000
Other long-term liabilities	9,029,000	8,428,000
Shareholders' equity	77,063,000	71,774,000

Total liabilities and shareholders' equity	$168,120,000	$148,507,000